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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            INVESCO TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade New York Municipals (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                              Votes     Votes
Matters                                                        For     Withheld
-------                                                     ---------- --------
(1).  TeresaM. Ressel...................................... 16,333,152 573,887
      Larry Soll........................................... 16,279,729 627,310
      Philip A. Taylor..................................... 16,287,084 619,955
      Christopher L. Wilson................................ 16,348,346 558,693
(2).  David C. Arch........................................        904       0